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                                                                    EXHIBIT 4.10


                                                November 21, 2006


AJW Partners, LLC AJW Qualified Partners, LLC AJW Offshore, Ltd.
New Millennium Capital Partners, II, LLC
c/o NIR Group, Inc.
1044 Northern Boulevard
Roslyn, New York 11576

Gentlemen:

     This letter is intended to amend the Registration Rights Agreement (the "Agreement") dated July 25, 2006 by and among Ingen Technologies, Inc. (the "Company"), AJW Qualified Partners, LLC ("Qualified"), New Millennium Capital Partners II, LLC ("NMC"), AJW Offshore, Ltd. ("Offshore") and AJW Partners, LLC ("AJW") (Qualified, NMC, Offshore and AJW are collectively referred to as the "Investors"). The Agreement provides that the Company is required to register all of the shares underlying the Notes and the Additional Notes. It is hereby agreed that the Company shall register 13,554,497 shares. Should the Company receive another comment letter from the Securities and Exchange Commission ("SEC") regarding Rule 415, the Investors agree to allow the Company to reduce the number of shares being registered on the registration statement to comply with any requests made by the SEC. All other terms of the Agreement will remain unchanged.


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Page 2
Amendment to Registration Rights Agreement
November 21, 2006


To indicate your acceptance, please sign in the indicated space.


                                             Sincerely,




                                             INGEN TECHNOLOGIES, INC.

                                             By: s/s
                                                 Scott Sand
                                                 Chief Executive Officer

Agreed and Accepted


AJW Offshore, Ltd.

By: s/s


AJW Partners, LLC

By: s/s


New Millennium Capital Partners II, LLC

By: s/s


AJW Qualified Partners, LLC

By: s/s